EXHIBIT 10.7

    FORM OF CONSIDERATION RETENTION AND PAYOUT AGREEMENT BETWEEN VECTRA BANK
               COLORADO, NATIONAL ASSOCIATION AND MAHLON T. WHITE


        This CONSIDERATION RETENTION AND PAYOUT AGREEMENT (this "Agreement") made and entered into this [ ] day of [ ], 2001, by and between MAHLON T. WHITE, an adult resident of the State of Colorado ("White"), and VECTRA BANK COLORADO, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States ("Vectra Bank") (White and Vectra Bank together being referred to herein as the "Parties")

                                WITNESSETH THAT:

        WHEREAS, the Agreement and Plan of Reorganization (the "Plan") dated as of July 10, 2001 by and among Zions Bancorporation, a Utah corporation having its principal office in Salt Lake City, Utah ("Zions Bancorp"), Vectra Bank, Minnequa Bancorp, Inc., a Colorado corporation having its principal office in Pueblo, Colorado (the "Company"), The Minnequa Bank of Pueblo, a banking corporation organized under the laws of the State of Colorado (the "Bank"), and White provides that the Bank will be merged with and into Vectra Bank;

        WHEREAS, White is associated with various persons and entities who among themselves have beneficial ownership of and voting control over shares of the Company that constitute in the aggregate in excess of 78 percent of the outstanding voting stock of the Company, and the Company has beneficial ownership and voting control over all of the outstanding voting stock of the Bank;

        WHEREAS, Vectra Bank is unwilling to consummate the transactions contemplated by the Plan unless, among other conditions as provided in the Plan, White shall have executed and delivered this Agreement; and

         WHEREAS, White is willing to agree to allow Vectra Bank to retain a portion of the cash consideration which would have otherwise been payable to White under the Non-Competition Agreement of even date herewith between Vectra Bank and White (the "Non-Competition Agreement"), in exchange for Vectra Bank's conditional promise make a future payment to White, as set forth in this Agreement, and in exchange for Vectra Bank's consummating the transactions contemplated by the Plan.

        NOW, THEREFORE, incorporating the foregoing recitals herein, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

        1. RETAINED CONSIDERATION AND FUTURE PAYMENT.

        (a) White hereby agrees that the $1,000,000 which would have otherwise been payable to the account of White by Vectra Bank pursuant to section 2(b) of the Non-Competition Agreement (the "Retained Consideration") shall be retained by Vectra Bank and not remitted to White except pursuant to the terms and conditions of this Agreement. Until so remitted, the Retained Consideration shall remain the property of Vectra Bank for Vectra Bank to use or dispose at its sole discretion and, until so remitted, White shall at no time have any right to or interest in the Retained Consideration other than as set forth in this Agreement.

        (b) As soon after the expiration of the Loss Period as is administratively practicable, Vectra Bank shall make a cash payment to White (the "Deferred Payment"), by wire transfer or other method as may be agreed by the Parties, of $1,000,000 minus 75 percent of the Unexpected Loss (as defined below). If 75 percent of the Unexpected Loss is equal to or greater than $1,000,000, Vectra Bank shall not be obligated to make any payment under this Agreement. If 75 percent of the Unexpected Loss is less than zero, Vectra Bank's obligation under this Agreement is limited to $1,000,000. Upon compliance with this section 1(b), the obligations of Vectra Bank under section 2(b) of the Non-Competition Agreement shall be discharged in full.

        (c) For purposes of this Agreement, the following terms shall have the following meanings:

             (1) "Charge-Off" means, for any loan, the charge-offs made by Vectra Bank during the Loss Period pursuant to Vectra Bank's charge-off policies in force at the time of such charge-off.

             (2) "Expected Loss" means, for any loan, the expected loss amount listed for such loan in Exhibit A of this Agreement.

             (3) "Loan Pool" means those loans listed in Exhibit A of this Agreement.

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             (4) "Loss Period" means the period between the day after the
Effective Date (as defined in the Plan) and the third anniversary of the Effective Date (inclusive).

             (5) "Recovery" means, for any loan, the net recoveries realized by Vectra Bank during the Loss Period pursuant to Vectra Bank's recovery policies in force at the time of such recovery.

             (6) "Tax-Effected" means adjusted for the combined effect of federal, state, and local income taxes by reducing the amount of a loss or recovery by the product of that loss or recovery and the highest combined federal, state, and local marginal tax rate applicable to Vectra Bank.

             (7) "Unexpected Loss" means the Tax-Effected sum of the amounts, if any, by which each Charge-Off attributable to a loan in the Loan Pool exceeds the Expected Loss for such loan, reduced by the Tax-Effected sum of the amounts, if any, of each Recovery attributable to a loan in the Loan Pool.

        2. ADMINISTRATION.

        (a) Within ten business days after making any Charge-Off which individually or when aggregated with prior Charge-Offs that have not been identified in a prior report provided to White under this section 2(a), exceeds $133,333 on a Tax-Effected Basis, Vectra Bank will provide a report to White identifying such Charge-Off or Charge-Offs.

        (b) Within ten business days after the end of each of the six consecutive six-month periods that comprise the first three years of the Loss Period, and within ten business days after the end of the Loss Period, Vectra Bank will provide a report to White detailing the Charge-Offs it made during such period.

        3. NOTICES. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each Party as follows:

If to Vectra Bank:

         Vectra Bank Colorado, National Association
         2000 South Colorado Boulevard, Suite 2-1200
         Denver, Colorado  80222

         Attention:        Mr. Bruce K. Alexander
                           President and Chief Executive Officer

With a required copy to:

         Brian D. Alprin, Esq.
         Duane, Morris & Heckscher LLP
         1667 K Street, N.W., Suite 700
         Washington, D.C.  20006

If to White:

         Mr. Mahlon T. White
         Post Office Box 2097
         Pueblo, Colorado  81004

With a required copy to:

         Donald J. Banner, Esq.
         Banner, Buxman, Kwitek & Ohlsen, P.C.
         Post Office Box 1423
         Pueblo, Colorado  81002-1423

All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

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        4. ASSIGNMENT. Neither Party may assign this Agreement or any rights or obligations hereunder without the consent of the other Party.

        5. GOVERNING LAW. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado, without giving effect to the principles of conflict of law thereof. The Parties hereby designate Denver County, Colorado to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the Parties consents to personal jurisdiction in each of such venues for such a proceeding and agrees that he or it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the State of Colorado. Each of the Parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

        6. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between Vectra Bank and White relating to the subject matter of this Agreement. Any previous agreements or understandings between the Parties hereto or between White and the Bank or any of its affiliates or Vectra Bank or any of its affiliates regarding the subject matter of this Agreement are merged into and superseded by this Agreement. Neither this Agreement nor any provisions of this Agreement can be modified, changed, discharged, or terminated except by an instrument in writing signed by the Party against whom any waiver, change, discharge, or termination is sought.

        7. COSTS OF LITIGATION. In the event litigation is commenced to enforce any of the provisions of this Agreement, or to obtain declaratory relief in connection with any of the provisions of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys' fees. In the event this Agreement is asserted in any litigation as a defense to any liability, claim, demand, action, cause of action, or right asserted in such litigation, the Party prevailing on the issue of that defense shall be entitled to recovery of reasonable attorneys' fees.

        8. ARBITRATION. Subject to the right of each party to seek specific performance (which right shall not be subject to arbitration), if a dispute arises out of or related to this Agreement, or the breach thereof, such dispute shall be referred to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). A dispute subject to the provisions of this section will exist if either party notifies the other party in writing that a dispute subject to arbitration exists and states, with reasonable specificity, the issue subject to arbitration (the "Arbitration Notice"). The parties agree that, after the issuance of the Arbitration Notice, the parties will try in good faith to resolve the dispute by mediation in accordance with the Commercial Rules of Arbitration of AAA between the date of the issuance of the Arbitration Notice and the date the dispute is set for arbitration. If the dispute is not settled by the date set for arbitration, then any controversy or claim arising out of this Agreement or the breach of this Agreement shall be resolved by binding arbitration and judgment upon any award rendered by arbitrator(s) may be entered in a court having jurisdiction. Any person serving as a mediator or arbitrator must have at least ten years' experience in resolving commercial disputes through arbitration. In the event any claim or dispute involves an amount in excess of $100,000, either party may request that the matter be heard by a panel of three arbitrators; otherwise all matters subject to arbitration shall be heard and resolved by a single arbitrator. The arbitrator shall have the same power to compel the attendance of witnesses and to order the production of documents or other materials and to enforce discovery as could be exercised by a United States District Court judge sitting in the District of Colorado. In the event of any arbitration, each party shall have a reasonable right to conduct discovery to the same extent permitted by the Federal Rules of Civil Procedure, provided that such discovery shall be concluded within ninety days after the date the matter is set for arbitration. Any provision in this Agreement to the contrary notwithstanding, this section shall be governed by the Federal Arbitration Act and the parties have entered into this Agreement pursuant to such Act.

        9. AFFILIATION. A company will be deemed to be "affiliated" with Vectra Bank, Zions Bancorp, or the Bank according to the definition of "Affiliate" set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

        10. SEVERABILITY. If any provision or provisions of this Agreement shall be adjudicated to be invalid, illegal, or unenforceable for any reason whatsoever:

        (a) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and

        (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provisions held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

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        11. HEADINGS. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions of this Agreement.

        12. CAPITALIZED TERMS. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Plan.


        IN WITNESS WHEREOF, the Parties hereto executed or caused this Agreement to be executed as of the day and year first above written.


                                     VECTRA BANK COLORADO, NATIONAL ASSOCIATION


                                     By: ____________________________
                                         Bruce K. Alexander
                                         President and Chief Executive Officer


                                     MAHLON T. WHITE


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                                    EXHIBIT A
                 TO CONSIDERATION RETENTION AND PAYOUT AGREEMENT


Loan Description   Loan Amount   Expected Loss Percentage   Expected Loss Amount
----------------   -----------   ------------------------   --------------------




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